FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow 203-352-1026
	Media:	Matthew Altman 203-352-1177

WWE® Reports Record First Quarter 2022 Results

First Quarter 2022 Highlights

•

Revenue was $333.4 million, an increase of 27%  and a quarterly record; Operating Income was $92.4 million, an increase of 42%; and Adjusted OIBDA[1] was $111.7 million, an increase of 33%  and a quarterly record

•	Returned capital to shareholders totaling $38.9 million, including share repurchases and dividends paid
•	Announced a multi-year expansion of the Company’s original programming partnership with A&E that includes more than 130 new hours of premium WWE-themed series and specials
•

Announced a broadcast partnership with MBC Group, the largest and leading group in the Middle East and North Africa (MENA) region, to air WWE premium live events, live episodes of Raw and SmackDown as well as WWE Network’s vast library of content

•

Announced a comprehensive, long-term partnership with Fanatics to create a new, enhanced digital platform for e-commerce and licensed merchandise, as well as physical, digital, and non-fungible token (NFT) trading cards

•	WWE 2K22, the latest installment of the Company’s flagship video game franchise, was released to strong consumer demand and rave reviews

WrestleMania Highlights (April 2-3, 2022)

•	WrestleMania was held at AT&T Stadium in Dallas over two consecutive nights in front of a combined 156,352 fans. WrestleMania was WWE’s highest-grossing and most-attended event in company history
•	WrestleMania was the most viewed WWE premium live event of all time. Global unique viewership increased 54% and domestic unique viewership increased 61% year-over-year
•	WrestleMania was the second most viewed event on Peacock to date, behind only Super Bowl LVI
•	WrestleMania generated 2.2 billion social media impressions, more than the 1.8 billion impressions generated by Super Bowl LVI
•	WrestleMania viewership in India was a record 56.1 million, a 29% increase year-over-year

2022 Business Outlook2

•

The Company reaffirms its expectations for 2022, which assume ticketed audiences at the Company’s live events for the full year, and target record revenue and an Adjusted OIBDA range of $360 - $375 million, which would be an all-time record. This range of anticipated performance reflects the continued ramp-up of live events, including large-scale international events, and increased monetization of content, partially offset by increased production, content-related, and other expenses.

STAMFORD, Conn., May 5, 2022 - WWE (NYSE: WWE) today announced financial results for its first quarter ended March 31, 2022.

“We are off to a strong start in 2022, highlighted by record quarterly revenue and Adjusted OIBDA,” said Vince McMahon, WWE Chairman & CEO. “We continued to effectively execute our strategy, including staging the most stupendous WrestleMania ever in early April.  WrestleMania, as well as our other successful premium live events such as Day 1,  Royal Rumble and Elimination Chamber, further expanded the reach of our brands and enhanced the value of our content as evidenced by increased ticket revenue and viewership. We continue to monetize our intellectual property across various platforms through our media rights agreements, both domestically and abroad, as well as through the monetization of new original series, including our expanded partnership with A&E.”

Frank Riddick, WWE Chief Financial and Administrative Officer, added “In the quarter, we exceeded the high end of our guidance.  Adjusted OIBDA increased 33% reflecting 27% revenue growth. Our strong financial performance was primarily driven by our return to a full live event schedule, including the staging of a successful large-scale international event. These items more than offset the absence of one-time upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights in the prior year period.”

First-Quarter Consolidated Results

Revenue increased 27% to  $333.4 million, primarily due to the timing of a large-scale international event as well as higher ticket sales due to the return of ticketed audiences at our live events. These increases were partially offset by a decline in network revenues primarily due to the impact of upfront revenue recognition in the prior year quarter related to the delivery of certain WWE Network intellectual property rights.

Operating Income increased 42%, or $27.3 million, to  $92.4 million, driven by the increase in revenue partially offset by an increase in operating expenses. The increase in operating expenses was primarily driven by return to live event touring, including the timing of a large-scale international event, partially offset by lower television production costs associated with the creation of the Company’s weekly, in-ring content.  In the prior year period, WWE produced its weekly, televised programs utilizing the higher cost environment of WWE ThunderDome at Tropicana Field in Tampa, Florida. The Company’s operating income margin increased to 28% from 25%.

Adjusted OIBDA (which excludes stock compensation) increased 33%, or $27.8 million, to  $111.7 million. The Company’s adjusted OIBDA margin increased to 34% from 32%.

Net Income was $66.1 million, or $0.77 per diluted share, an increase from $43.8 million, or $0.51 per diluted share in the first quarter of 2021, primarily reflecting higher operating performance.

Cash flows generated by operating activities were $95.5 million, an increase from $59.9 million, primarily due to the timing of collections associated with WWE Network revenue and, to a lesser extent, higher net income. These increases were partially offset by the increased payout of management incentive compensation.

Free Cash Flow3 was $74.0 million, an increase from $53.8 million, primarily due to the change in operating cash flow,  partially offset by an increase in capital expenditures.4 For the three months ended March 31, 2022, the Company incurred $13.1 million of capital expenditures related to its new headquarter facility.  Excluding the capital expenditures related to the new headquarter facility, Free Cash Flow for the three months ended March 31, 2022 was $87.1 million.

Return of Capital to Shareholders

The Company returned $38.9 million to shareholders in the first quarter of 2022, including $30.0 million in share repurchases and $8.9 million in dividends paid. Under the Company’s existing stock repurchase program, approximately 525,000 shares were repurchased at an average price of $57.21 per share. As of March 31, 2022, the Company had $221 million available under its $500 million stock repurchase authorization.

Results by Operating Segment

The schedules below reflect WWE’s performance by operating segment (in millions):1

	Three Months Ended
	March 31,
	2022	2021
Net Revenue:
Media	$278.1	$242.0
Live Events	23.1	0.5
Consumer Products	32.2	21.0
Total Net Revenue	$333.4	$263.5

Operating Income (Loss):
Media	$117.4	$97.1
Live Events	2.0	(4.5)
Consumer Products	11.2	6.2
Corporate	(38.2)	(33.7)
Total Operating Income	$92.4	$65.1

Adjusted OIBDA:
Media	$128.2	$106.6
Live Events	2.8	(4.3)
Consumer Products	11.9	6.7
Corporate	(31.2)	(25.1)
Total Adjusted OIBDA	$111.7	$83.9

Media

First-Quarter 2022

Revenue increased 15%, or $36.1 million, to  $278.1 million, primarily due to the timing of a large-scale international event and, to a lesser extent, an increase in domestic media rights fees related to the Company’s flagship programs and premium events.  These factors were partially offset by the upfront revenue recognition in the prior year quarter related to the delivery of certain WWE Network intellectual property rights.

	Three Months Ended
	March 31,
	2022	2021
Media Revenue:
Network (a)	$56.3	$79.4
Core content rights fees (b)	141.5	139.7
Advertising and sponsorship (c)	19.8	15.6
Other (d)	60.5	7.3
Total Revenue	$278.1	$242.0
(a)

Network revenue consists primarily of license fees associated with the distribution of WWE Network content on the Peacock service in the U.S. (effective March 18, 2021), as well as subscription fees from customers of WWE Network and license fees associated with the Company’s international licensed partner agreements.  Network revenue for the three-month period ended March 31, 2021, includes the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights to Peacock.

(b)

Core content rights fees consist primarily of licensing revenue from the distribution of the Company’s flagship programs, Raw and SmackDown, as well as its NXT programming, through global broadcast, pay television and digital platforms.

(c)

Advertising and sponsorship revenue within the Media segment consists primarily of advertising revenue from the Company’s content on third-party social media platforms and sponsorship fees from sponsors who promote products utilizing the Company’s media platforms, including promotion on the Company’s digital websites and on-air promotional media spots.

(d)

Other revenue within the Media segment reflects revenue from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

Operating income increased 21%, or $20.3 million, to $117.4 million, primarily driven by the increase in revenue (as described above) partially offset by an increase in operating expenses. The increase in operating expenses was primarily driven by the timing of a large-scale international event, partially offset by lower television production costs associated with the creation of the Company’s weekly, in-ring content.

Adjusted OIBDA increased 20%, or $21.6 million, to $128.2 million.

Live Events

First-Quarter 2022

Revenue was $23.1 million, an increase of $22.6 million, driven by the resumption of ticket sales as the Company returned to staging ticketed live events. There were 53 total ticketed live events in the current quarter, consisting of 52 events in North America and 1 event in international markets. Average attendance at the Company’s North America events was approximately 5,700.

	Three Months Ended
	March 31,
	2022	2021
Live Events Revenue:
North American ticket sales	$19.9	$—
International ticket sales	—	—
Advertising and sponsorship (e)	1.1	—
Other (f)	2.1	0.5
Total Revenue	$23.1	$0.5

(e)

Advertising and sponsorship revenue consists primarily of fees from advertisers and sponsors that promote products utilizing the Company’s live events (i.e., presenting sponsor of fan engagement events and advertising signage at events).

(f)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, commissions earned through secondary ticketing, and revenue from events for which the Company receives a fixed fee

Operating income increased to  $2.0 million as compared to an operating loss of $4.5 million,  as the increase in ticket sales (as described above) was partially offset by an increase in event-related expenses.

Adjusted OIBDA increased to  $2.8 million as compared to a loss of $4.3 million.

Consumer Products

First-Quarter 2022

Revenue increased 53%, or $11.2 million, to $32.2 million, primarily due to higher sales of the Company’s licensed video games, including our franchise game WWE 2K22, as well as higher venue merchandise sales driven by the return to ticketed live events. These items were partially offset by a decrease in eCommerce merchandise sales due, in part, to a difficult comparison to elevated Covid-related sales in the prior year period.

	Three Months Ended
	March 31,
	2022	2021
Consumer Products Revenue:
Consumer product licensing	$20.0	$11.0
eCommerce	7.7	10.0
Venue merchandise	4.5	—
Total Revenue	$32.2	$21.0

Operating income increased 83%, or $5.0 million, to $11.2 million, reflecting the increase in revenue (as described above) partially offset by an increase in certain variable costs, including higher costs related to global supply chain constraints.

Adjusted OIBDA increased 78%, or $5.2 million, to $11.9 million.

2022 Business Outlook2

In February, the Company issued its outlook for 2022 Adjusted OIBDA. The Company reaffirms its expectations for 2022, which assume ticketed audiences at the Company’s live events for the full year, and target record revenue and an Adjusted OIBDA range of $360 - $375 million, which would be an all-time record. This range of anticipated performance reflects the continued ramp-up of live events, including large-scale international events, and increased monetization of content, partially offset by increased production, content-related, and other expenses.

Second Quarter 2022 Business Outlook2

The Company estimates second quarter 2022 Adjusted OIBDA of $80 - $90 million, which represents an increase of approximately 17% - 32% from the prior year quarter. The estimate reflects strong revenue growth from the impact of WWE’s return to live event touring (which did not occur in the prior year quarter) and the contractual escalation of domestic media rights fees for the Company’s flagship programs and premium events. The Company also anticipates that second quarter results will reflect an increase in operating expenses.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 7. A reconciliation of Operating Income to Adjusted OIBDA for the three-month periods ended March 31, 2022 and 2021 can be found in the Supplemental Information in this release on page 13.

(2)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network;  uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K for the year ended December 31, 2021.  In addition, WWE is unable to provide a reconciliation of second quarter or full year 2022 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required. See Supplemental Information in this release on page 14.

(3)

A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three-month periods ended March 31, 2022 and 2021 can be found in the Supplemental Information in this release on page 15.

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different from similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends.

Additional Information

As previously announced WWE will host a conference call at 5:00 p.m. ET on May 5, 2022, to discuss its first quarter 2022 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 9020389).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on May 5, 2022, at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live events, digital media, and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 30 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE can be found at wwe.com and corporate.wwe.com.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the COVID-19 outbreak, which may continue to affect negatively world economies as well as our industry, business and results of operations; entering, maintaining and renewing major distribution and licensing agreements; a rapidly evolving and highly competitive media landscape; WWE Network; computer systems, content delivery and online operations of our Company and our business partners; privacy norms and regulations; our need to continue to develop creative and entertaining programs and events; our need to retain and continue to recruit key performers; the possibility of a decline in the popularity of our brand of sports entertainment; the possible unexpected loss of the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and/or our inability to compete effectively, especially against competitors with greater financial resources or marketplace presence; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events; large public events as well as travel to and from such events; our expansion into new or complementary businesses, strategic investments and/or acquisitions; our accounts receivable; the construction and move to our new leased corporate and media production headquarters; litigation; a change in the tax laws of key jurisdictions; our feature film business; a possible decline in general economic conditions and disruption in financial markets including any resulting from COVID-19; our indebtedness including our convertible notes; our potential failure to meet market expectations for our financial performance; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; our share repurchase program; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net revenues	$333.4	$263.5
Operating expenses	180.7	142.1
Marketing and selling expenses	18.4	18.9
General and administrative expenses	32.2	26.6
Depreciation and amortization	9.7	10.8
Operating income	92.4	65.1
Interest expense	6.3	8.5
Other income, net	0.3	0.5
Income before income taxes	86.4	57.1
Provision for income taxes	20.3	13.3
Net income	$66.1	$43.8

Earnings per share:
Basic	$0.88	$0.57
Diluted	$0.77	$0.51

Weighted average common shares outstanding:
Basic	74.8	77.4
Diluted	87.6	85.7
Dividends declared per common share (Class A and B)	$0.12	$0.12

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$105.6	$134.8
Short-term investments, net	342.2	281.0
Accounts receivable, net	163.2	171.2
Inventory	9.2	8.0
Prepaid expenses and other current assets	30.7	32.2
Total current assets	650.9	627.2
Property and equipment, net	183.8	172.7
Finance lease right-of-use assets, net	308.6	313.4
Operating lease right-of-use assets, net	14.7	9.0
Content production assets, net	15.8	13.8
Investment securities	11.6	11.6
Deferred income tax assets, net	16.7	13.1
Other assets, net	43.2	43.3
Total assets	$1,245.3	$1,204.1
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.4	$0.4
Finance lease liabilities	12.5	12.2
Operating lease liabilities	3.8	4.8
Convertible debt	213.4	201.1
Accounts payable and accrued expenses	111.1	120.5
Deferred revenues	83.9	74.6
Total current liabilities	425.1	413.6
Long-term debt	21.2	21.3
Finance lease liabilities	371.0	374.7
Operating lease liabilities	11.5	5.1
Other non-current liabilities	10.7	8.1
Total liabilities	839.5	822.8
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.4	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	386.6	409.9
Accumulated other comprehensive income	0.7	2.4
Retained earnings (accumulated deficit)	17.8	(31.7)
Total stockholders’ equity	405.8	381.3
Total liabilities and stockholders' equity	$1,245.3	$1,204.1

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
OPERATING ACTIVITIES:
Net income	$66.1	$43.8
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	9.8	5.8
Depreciation and amortization	12.0	12.6
Other amortization	3.5	4.2
Stock-based compensation	9.6	8.0
Provision for (benefit from) deferred income taxes	0.3	(0.4)
Other non-cash adjustments	0.3	0.8
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	7.8	(32.8)
Inventory	(0.9)	0.3
Prepaid expenses and other assets	(1.4)	12.2
Content production assets	(11.7)	(5.8)
Accounts payable, accrued expenses and other liabilities	(9.2)	12.5
Deferred revenues	9.3	(1.3)
Net cash provided by operating activities	95.5	59.9
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(21.5)	(6.1)
Purchases of short-term investments	(111.6)	(52.4)
Proceeds from sales and maturities of investments	47.4	22.8
Purchase of investment securities	—	(0.2)
Net cash used in investing activities	(85.7)	(35.9)
FINANCING ACTIVITIES:
Repayment of debt	(0.1)	(100.1)
Repayment of finance leases	(3.4)	(2.7)
Dividends paid	(8.9)	(9.2)
Proceeds from tenant improvement allowances	2.3	—
Taxes paid related to net settlement upon vesting of equity awards	(0.1)	(0.6)
Proceeds from issuance of stock	1.2	1.9
Repurchase and retirement of common stock	(30.0)	(75.0)
Net cash used in financing activities	(39.0)	(185.7)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(29.2)	(161.7)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	134.8	462.1
CASH AND CASH EQUIVALENTS, END OF PERIOD	$105.6	$300.4
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$21.4	$2.7

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2022
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$117.4	$3.6	$7.2	$—	$128.2
Live Events	2.0	—	0.8	—	2.8
Consumer Products	11.2	0.1	0.6	—	11.9
Corporate	(38.2)	6.0	1.0	—	(31.2)
Total	$92.4	$9.7	$9.6	$—	$111.7

	Three Months Ended March 31, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$97.1	$3.7	$5.8	$—	$106.6
Live Events	(4.5)	—	0.2	—	(4.3)
Consumer Products	6.2	—	0.5	—	6.7
Corporate	(33.7)	7.1	1.5	—	(25.1)
Total	$65.1	$10.8	$8.0	$—	$83.9

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q1 2022	Q2 2022	FY 2022
Adjusted OIBDA	$111.7	$80 - $90	$360 - $375
Depreciation & amortization (1)	(9.7)	—	—
Stock-based compensation (1)	(9.6)	—	—
Other operating income items (1)	—	—	—
Operating income (U.S. GAAP Basis)	$92.4	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after March 31, 2022 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net cash provided by operating activities	$95.5	$59.9
Less cash used for capital expenditures:
Purchases of property and equipment and other assets (1)	(21.5)	(6.1)
Free Cash Flow (1)	$74.0	$53.8

(1)

Purchases of property and equipment and other assets includes $13.1 million and $0.5 million of capital expenditures related to the Company’s new headquarter facility for the three months ended March 31, 2022 and 2021, respectively. Excluding the capital expenditures related to the Company’s new headquarter facility, Free Cash Flow was $87.1 million and $54.3 million for the three months ended March 31, 2022 and 2021, respectively.